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                                THE VALUE LINE SPECIAL
                                SITUATIONS FUND, INC.
                  SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                                      EXHIBIT 16

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Year(s) Ended 12/31/96:              1 year        5 years       10 years
                                    ------         ------         -------
Initial Investment:                  1,000          1,000          1,000
Balance at End of Period:            1,072          1,524          2,275
Change:                                 72            524          1,275

Percentage Change:                   7.24%         52.43%        127.54%

Average Annual Total Return:         7.24%          8.80%          8.57%
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